Exhibit 10.22

CO-OPERATIVE JOINT VENTURE CONTRACT

between

GINGER CAPITAL INVESTMENT HOLDING, LTD.

and

BIONIK LABORATORIES CORP.

with respect to the establishment of

China Bionik Medical Rehabilitation Technology Ltd.

May 17, 2017

SCHEDULE I	PRODUCTS
SCHEDULE II	PARTY A’S CONTRIBUTION SCHEDULE
SCHEDULE III	BIONIK IP
EXHIBIT A	FORM OF LICENSE AGREEMENT
EXHIBIT B	FORM OF DISTRIBUTION AGREEMENT

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CO-OPERATIVE JOINT VENTURE CONTRACT

Preamble

In accordance with the Law of the People’s Republic of China on Chinese-Foreign Co-Operative Joint Venture Enterprises and its implementing regulations (hereinafter collectively referred to as the “CJV Law”) and in conformity with other relevant Laws of the PRC, and adhering to the principles of equality and mutual benefit and through friendly consultations, Ginger Capital Investment Holding, Ltd of Hong Kong and Bionik Laboratory, Corp. of the USA agree to enter into this cooperative joint venture contract (this “Contract”) to establish a co-operative joint venture enterprise in Beijing, the PRC, to carry on business activities as permitted by Law for the purposes set forth herein below.

Chapter One

Definitions

Unless the context otherwise requires, capitalized terms used in this Contract shall have the following meanings:

“Acquired Future Product” shall mean any Party B medical device product other than Current Products that Party B proposes to market in the PRC after the date of this Contract and which Party A acquires the license to do so.

“Acquirer” means the Person acquiring Control of the equity interests and/or assets of either Party through a Change-of-Control Event.

“Additional Capital” has the meaning ascribed thereto in Section 5.5.

“Affiliate” means, with regard to a given Person, a Person that Controls, is Controlled by, or is under common Control with, the given Person where “Control” means (i) ownership of more than fifty percent of the equity interest or voting stock, (ii) the power to appoint or elect a majority of the directors, or (iii) the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Application Date” has the meaning ascribed thereto in Section 3.3(a).

“Approval Authority” has the meaning ascribed thereto ill Section 3.3(a).

“Approval Certificate” has the meaning ascribed thereto in Section 3.4(a)

“Approval Date” means the date of issuance of the Approval Certificate.

“Approval Letter” has the meaning ascribed thereto in Section 3.4(a).

“Articles of Association” means the Articles of Association of the Company executed by the Parties on the date hereof, as amended, modified or supplemented from time to time and as approved by the Approval Authority.

“Auditor” has the meaning ascribed thereto in Section 12.5.

“Board” means the board of directors of the Company.

“Business” has the meaning ascribed thereto in Section 4.2.

“Business Day” means a day other than a Saturday, Sunday or public holiday on which banks in the PRC are open for general business.

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“Business License” has the meaning ascribed thereto in Section 3.4.

“Business Plan” has the meaning ascribed thereto in Section 10.6.

“Chairman” has the meaning ascribed thereto in Section 9.2(b).

“CFDA Registrations” means the registrations with China Food & Drug Administration.

“CFO” has the meaning ascribed thereto in Section 10.1.

“Change-of-Control Event” means with respect to an entity (i) any consolidation or merger involving such entity pursuant to which such entity’s shareholders or other equity holders after such event own less than fifty percent (50%) of the voting securities or other equity interests of the surviving entity or (ii] the sale of all or substantially all of the assets of such entity.

“CJV Law” has the meaning ascribed thereto in the Preamble hereto.

“Company” has the meaning ascribed thereto in Section 3.1.

“Confidential Information” has the meaning ascribed thereto in Section 16.1(a).

“Contract” has the meaning ascribed thereto in the Preamble hereto.

“Current Products” shall mean the Products listed in Schedule I attached hereto, together with all follow-on dosage forms, strengths and indications of such products.

“Director” means a member of the Board of the Company.

“Dispute” has the meaning ascribed thereto in Section 19.1 (a).

“Establishment Date” has the meaning ascribed thereto in Section 3.4.

“Financial and Accounting System” has the meaning ascribed thereto in Section 12.2.

“Financial Budget” has the meaning ascribed thereto in Section 12.4.

“Fiscal Year” means a period beginning on January 1 and ending December 31 of each calendar year, provided that the first Fiscal Year of the Company shall commence on the Establishment Date and end on the December 31 immediately following such Date and the final Fiscal Year of the Company shall end on the date of dissolution of the Company.

“Force Majeure Event” has the meaning ascribed thereto in Section 17.1(a).

“General Manager” has the meaning ascribed thereto in Section 10.1.

“Hindered Party” has the meaning ascribed thereto in Section 17.1 (a).

“HKIAC” means the Hong Kong International Arbitration Center.

“Hong Kong” means the Hong Kong Special Administrative Region.

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“Intellectual Property” means any and all: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations in pan, revisions, extensions and re-examinations thereof; (ii) registered and unregistered trademarks, service marks, trade dress, logos, trade names, assumed names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals 111 connection therewith; (iii) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, works of authorship; (iv) rights in the nature of the aforesaid items 111 any country, and rights to sue for passing off (whether for past, present or future infringement).

“Law” means any published laws, regulations, rules, provisions, circulars, permits, authorizations, interpretations, orders or decisions of any government authorities or legislative authorities or judgments, awards, decisions or interpretations of any judicial authorities.

“License and Distribution Agreements” have the meaning ascribed thereto in Section 5.2.

“Liquidation Committee” has the meaning ascribed thereto in Section 15.6(a).

“BIONIK IP” means all Intellectual Property rights owned or otherwise held by Party B and its Affiliates relating to those items set forth on Schedule III.

“Party” or “Parties” has the meaning ascribed in Section 2.1.

“Party A” has the meaning ascribed thereto in Section 2.1(a).

“Party B” has the meaning ascribed thereto in Section 2.1(b).

“Person” means any natural person, company, corporation, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization.

“PRC” means the People’s Republic of China (solely for the purpose of this Contract, excluding the province of Taiwan, Hong Kong and the Macau Special Administrative Region).

“Products” means the those products as listed in the Schedule I.

“Registration Authority” has the meaning ascribed thereto in Section 3.4.

“RMB” means the lawful currency of the PRC.

“Services Contract” has the meaning ascribed thereto in Section 6.1 (d).

“Terminating Party” has the meaning ascribed thereto in Section 15.4.

“Territory” means the PRC, Hong Kong, and the Macau Special Administrative Region.

“Three Funds” has the meaning ascribed thereto in Section 13.1.

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“Transition Period” has the meaning ascribed thereto in Section 15.5.

“Transfer” has the meaning ascribed thereto in Section 5.6(a).

“Transferring Party” has the meaning ascribed thereto in Section 5.6(b).

“U.S., US or USA” means The United States of America.

“US GAAP” has the meaning ascribed thereto in Section 12.2.

“Vice Chairman” has the meaning ascribed thereto in Section 9.2(b).

Chapter Two

Parties

2.1	Parties. On the date of the signing of this Contract, the corporate information of the Parties to this Contract is as follows:

(a)	Ginger Capital Investment Holding, Ltd. (hereinafter referred to as “Party A”), an enterprise registered in Hong Kong, in accordance with the Law of Hong Kong, having its principal office at ________________________, P.R. China.

Legal representative:

Name:

Position:         Legal Representative

Nationality:    USA

(b)	Bionik Laboratories Corp. (hereinafter referred to as “Party B”), a company incorporated in accordance with the Law of the U.S., having its principal office at 483 Bay Street, Office NJ OS, Toronto, ON M5G 2C9, Canada.

Legal representative:

Name:             Peter Bloch

Position:         CEO

Nationality:    Canada

In this Contract, Party A and Party B are collectively referred to as “Parties”; and a “Party” means each or either of the Parties, as the context may require.

2.2	Representations and Warranties.

(a)	Party A and Party B each represents and warrants to the other that: (i) it is a duly organized and validly existing independent legal Person in its jurisdiction of formation and has the full power and right to conduct its business in accordance with its business licenses, articles of association or similar corporate organizational documents; (ii) it possesses full power and authority to enter into this Contract and to perform its obligations hereunder; (iii) its representative whose signature is affixed hereto has been fully authorized to sign this Contract and to bind the respective Party thereby; and (iv) upon the effective date of this Contract, the provisions of this Contract should constitute its legal, valid and binding obligations.

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(b)	Party B represents and warrants that (i) it has all rights necessary to enable Party A to sell the Products except such approvals as are necessary under the laws of the Territory, (ii) the rights granted under this Contract do not conflict with those contained In any instrument or other agreement to which Party B is a party, (iii) the Products have been fully approved for sale in every location in which they are currently sold except for the Territory, (iv) no claims have been made against Party B for infringement of the Intellectual Property of any third party as a result of the sale of the Products and Parry B is not aware of any valid basis for any such claim, (v) it is the sale and exclusive owner or licensee of the BIONIK IP, (vi) it has the power and authority to make the grant of rights to Party A as provided In Section 2.1 of the License Agreement with respect to BIONIK IP and (vii) except as provided in Schedule IV no product liability claims have been made by any Person with respect to any of the Products.

(c)	Party A and Party B each shall be responsible to the other for, and, hold harmless and indemnify the other against, any and all direct and foreseeable losses, damages, expenses or liabilities arising from its breach of any of the foregoing representations and warranties. Notwithstanding anything to the contrary herein, the indemnity of either Party under this Contract does not apply to indirect, special, incidental or consequential losses.

2.3	Change of Legal Representative. Each Party shall have the right to change its legal representative but shall promptly notify the other Party of such change and the name, position and nationality of its new legal representative.

Chapter Three

Establishment of the Company

3.1	Establishment. In accordance with the CJV Law and other relevant Law of the PRC, Party A and Party 8 hereby agree to establish a Chinese-foreign co-operative joint venture enterprise in Beijing, the PRC (hereinafter referred to as the “Company”).

3.2	Name of the Company. The name of the Company in Chinese is

The name of the Company in English is “China Bionik Medical Rehabilitation Technology Ltd.”

The registered address of the Company is Waterside Pavilion Garden No. 1 Building, Suite 2003, Nankai District, Tianjin, PRC.

3.3	Application.

(a)	This Contract and the Articles of Association shall be submitted to the Ministry of Commerce of the PRC or its authorized local office (the “Approval Authority”) for examination and approval (the date of such submission is hereinafter referred to as the “Application Date”).

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(b)	The Parties agree that the submission of all filings and other documents relating to Sections 3.3 to 3.4 will be made on behalf of the Parties by Party A, with prompt and necessary cooperation from Party B, and that the Company will be responsible for all reasonable expenses incurred by Party A in connection therewith.

3.4	Approvals and Business Licenses.

(a)	Promptly after the date of the issuance by the Approval Authority of an approval letter (the “Approval Letter”) and a PRC Foreign Invested Enterprise Approval Certificate (the “Approval Certificate”) approving the establishment of the Company, Party A shall notify Party B by delivering or faxing to Party B a copy of the Approval Letter and the Approval Certificate.

(b)	After the issuance of the Approval Certificate, the Parties agree that Party A shall, with prompt and necessary cooperation by Party B, apply to the State Administration for Industry and Commerce or its competent local office (the “Registration Authority”) to register the Company as a foreign invested limited liability company and to obtain the Company’s business license (the “Business License”) on behalf of the Parties. The date of the issuance of the Business License shall be referred to as the “Establishment Date”.

3.5	Benefit of Chinese Law. The Company shall be registered as a PRC legal Person. All activities of the Company shall comply with and shall be entitled to the benefits and protection of the relevant Laws of the PRC.

3.6	Limited Liability. The Company shall be a limited liability company. The Company shall be liable for all its debts and obligations to the extent of its own assets. Each Party is only liable to the Company up to the share of the registered capital of the Company that such Party shall subscribe for as set forth hereunder or up to the terms of cooperation that such Party shall provide hereunder. Creditors of the Company (including taxation and other authorities) shall have no recourse whatsoever against either Party for the debts of the Company. The Company shall indemnify and hold the Parties harmless against any and all losses, damages, or liabilities suffered by the Parties In respect of any third party claims arising out of the operation of the Company.

Chapter Four

Purpose, Scope and Scale of Business

4.1	Purpose. The purposes of the Parties in establishing the Company are:

(a)	to strengthen economic cooperation and technical exchange and adopt advanced and appropriate technology and scientific management methods through distributing and promoting the Products as listed in the Schedule I, in order to achieve the objectives of the Company;

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(b)	to promote the continued growth of the Company so as to enable each Party to obtain satisfactory returns on its investment.

4.2	Scope of Business. The business scope of the Company is to sell, and distribute medical and healthcare products, provide related technical consulting, repair and after-sale services, and import and export product and technology (the “Business”).[1]

4.3	Scale of Operations. The anticipated scale of operations of the Company is set forth in the feasibility study report relating to the Company. To the extent permitted by Law, the Company may increase or decrease its scale of operations in accordance with changes in market demand and other factors.

Chapter Five

Total Investment, Registered Capital and Terms of Cooperation

5.1	Registered Capital. The registered capital of the Company shall be Ten Million RMB or One Million Four Hundred Fifty Thousand United States Dollars (US$1.45 million), all of which will be contributed by Party A in cash in installments on the dates and in the amounts set forth on Schedule II.

5.2	Terms of Cooperation. As a term of its cooperation under this Contract, Party B shall grant the Company an exclusive, nontransferable, revocable and royalty-free license in the Territory to market, sell and distribute the Products (as designated in Schedule I) in accordance with the provisions set forth under Chapter Seven by executing and delivering a License Agreement and a Distribution Agreement with the Company in the form attached as Exhibit A and Exhibit B, respectively hereto (collectively, the “License and Distribution Agreements”).

5.3	Conditions Precedent to Capital Contributions.

(a)	Notwithstanding anything to the contrary set forth in Section 5.1, Party A shall not be obligated to make any contribution to the registered capital of the Company unless each of the following conditions has been satisfied and remains true:

(l)	The Business License issued by the Registration Authority to the Company is in the form and substance in compliance with the provisions hereof;

(2)	The Company and Party B shall have executed and delivered the License and Distribution Agreements, and such agreements have been duly registered with the Approval Authority in charge of technology importation and shall remain effective by the time of such contribution;

(3)	Party B is not in breach of this Contract or the License and Distribution Agreements.

1 Drafting note: Subject to approval by the Approval Authority.

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5.4	Investment Certificates. After Party A has made a required contribution to the Company’s registered capital pursuant to Section 5.1, the Company shall, at its own expense, retain an independent accounting firm registered in the PRC to verify such capital contribution, and, on the basis of a verification report issued by such accounting firm, issue to Party A an investment certificate evidencing the total amount of the capital contributions Patty A has made as of the date of the certificate.

5.5	Additional Financing. In addition to the registered capital of the Company, and without limiting the provisions of Section 15.6(h) of this Contract, the Company’s future additional financing may be obtained from Party A and/or from other sources in the PRC or outside the PRC upon such terms and conditions as the Board shall deem appropriate, subject to the next succeeding sentence. Unless the Parties agree that an external equity capital raise is warranted, Party A agrees to periodically contribute additional capital (“Additional Capital”) to the Company as Party A deems necessary to cover the costs and expenses of the Company’s operation, including, sales and marketing costs, and other overhead operating costs of the Company, subject to the Parties’ joint approval of the budget for the operating costs submitted by the Company and provided always that Party B’s equity interests in the Company shall not be changed in any way whatsoever without its explicit consent in writing. After Party A has helped obtain PRC Food and Drug Administration (“CFDA”) approval for Party B’s Current Products (in this case, InMotion Arm, InMotion Hand and InMotion Wrist), and those products are ready for sale in Territory, if additional capital is needed for the Company’s future growth, an external equity capital raise may be necessary.

5.6	Transfers of Ownership Interest.

(a)	During the term of this Contract, both Party may not sell, assign, pledge, give or otherwise dispose of (each a “Transfer”) any part of its interest in the Company without the prior written consent of the other Party if the other Party’s equity position gets diluted (which consent shall not be unreasonably delayed or withheld) and the approval of the Approval Authority.

(b)	Without prejudice to (a) above, if either Party wishes to Transfer all of its interest in the Company to a third party, it must still receive the prior written consent of the other Party. The Party wishing to Transfer all of its interest in the Company (the “Transferring Party”) shall give written notice to the other Party stating its wish to make such Transfer, the interest it wishes to transfer, the price of such interest and the identity of the proposed transferee, The other Party shall have the right of first refusal to purchase such interest on terms no Jess favorable than those offered to or by such intended transferee. Within thirty (30) days after notice to such effect from the Transferring Party, the other Party shall deliver its response stating whether it chooses to exercise its right to purchase the Transferring Party’s interest in the Company. If the other Party fails to respond to such notice of intent to Transfer within the aforementioned thirty (30)-day period, it shall be deemed to have given its prior written consent to the Transferring Party’s Transfer of its interest to the Intended transferee on the terms set forth 111 the above-mentioned notice. Notwithstanding the above provisions, neither Party shalt Transfer any of its ownership interest in the Company to a third party which conducts business in competition with the business of the Company or any Affiliate of the Company. Further neither Party shall Transfer any equity interest in the Company without the prior written consent of the other Party, such consent not to be unreasonably withheld.

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(c)	Each Party agrees to assist in applying to the Approval Authority with regard to the approval of any Transfer pursuant to paragraph (b) above.

(d)	Any transferee of an interest in the Company shall assume the corresponding obligations and responsibilities of the Transferring Party as stipulated in this Contract.

(e)	Upon any Transfer by a Party of all or any part of its interest in the Company pursuant to this Section 5.6, the Transferring Party shall tum in to the Company for cancellation its investment certificate, if any, issued by the Company, and the Company shall issue in its place a new investment certificate or certificates, as appropriate.

Chapter Six

Responsibilities of the Parties

6.1	Party A’s Responsibilities. In addition to its obligations stated in other provisions of this Contract, Party A shall be responsible for the following matters:

(a)	handle matters to establish the Company, including, submission of all filings and other documents relating Sections 3.3 to 3.4 hereunder;

(b)	direct the Company and attending to its day-to-day operations, with oversight from the Board, in obtaining, sourcing, purchasing or leasing or otherwise acquiring from either domestic or foreign vendors adequate supplies of all equipment, facilities, articles for office use, services or other items necessary or desirable for the Company’s operation;

(c)	recruitment of personnel for the Company;

(d)	provide the sales and marketing services to the Company and, within a reasonable period of time after the Establishment Date, execute a sales service contract with the Company (the “Services Contract”), with the terms to be mutually determined;

(e)	assist the Company in obtaining RMB and foreign exchange loans from financial institutions in the PRC;

(f)	assist the Company in applying for and obtaining all possible tax reductions and exemptions and all other relevant investment incentives, privileges and preferences available to the Company under the Laws of the PRC;

(g)	assist the Company in marketing, selling and distributing its Products in the PRC;

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(h)	assist the Company in its relations with government authorities and PRC domestic companies;

(i)	periodically contribute Additional Capital to the Company to cover the costs and expenses of the Company’s operation, including, sales and marketing costs, and other overhead operating costs of the Company;

(j)	assist the Company in obtaining loans or investments;

(k)	assist the Company in applying for and obtaining CFDA approval and all other requisite approvals for the commercial marketing, sale and distribution of Products in the Territory and maintaining the same;

(l)	attending to all relevant work in connection with the seeking and obtaining of the said approvals, including without limitation, coordinating with hospitals, clinics and medical institutions to conduct clinical trials and collate trial data; and

(m)	handle such other matters as are entrusted to it by the Company.

6.2	Party B’s Responsibilities.In addition to its obligations stated in other provisions of this Contract, Party B shall be responsible for the following matters:

(a)	assist Party A in handling matters to establish the Company, including, assist in the submission of all filings and other documents relating Sections 3.3 to 3.4 hereunder;

(b)	provide the relevant Products to the Company pursuant to the License and Distribution Agreements as stated under Section 5.2;

(c)	assist the Company in arranging foreign visas and accommodations for personnel and directors of the Company travelling abroad on Company business;

(d)	assist the Company in obtaining loans or investments;

(e)	provide all necessary technical support, documentation, and other assistance and, as promptly as reasonably practical, provide cooperation required to receive the regulatory approvals (including but not limited to CFDA Registrations) of all relevant Products; and

(f)	handle such other matters as are entrusted to it by the Company.

Chapter Seven

License

7.1	Execution of the Distribution Agreement. On or before the Establishment Date, Party B, as the licensor, and the Company, as the licensee, shall enter into the Distribution Agreement under which Party B shall grant to the Company an exclusive, nontransferable, revocable and royalty-free license to market, sell and distribute the Products within the Territory.

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7.2	Registration of the License Agreement. Parties will cooperate to carry out formalities to register the License Agreement with the Approval Authority in charge of technology importation within sixty (60) days after the Company enters into the License Agreement with Party B if required by applicable Law.

Chapter Eight

Purchasing, Sales and Regulatory Compliance

8.1	Purchasing Policy.

(a) The Company shall purchase required the Products from Parry B pursuant to the Distribution Agreement in Exhibit B hereto on or before the Establishment Date. The Company shall have right of first negotiation and right of first refusal with respect to any new products Party B plans to introduce into the Territory from time to time during the term of the Contract. If and when the Parties decide to sell or distribute a new product within the Territory, Schedule I will be modified accordingly and such new product will be deemed a Product under this Contract. All products sold under the Distribution Agreement to the Company under any purchase order shall be priced approximately forty per cent (40%) off the list price of the Distribution Products in other territories. After CFDA approval or six month after the establishment of the JV, if the government-approved selling pnce is below or above the Company’s expected selling price, the Company may renegotiate the purchase price from Party B.

8.2	Regulatory Compliance.

(a)	The Company is primarily responsible for all regulatory approvals relating to the Company’s operation (including but not limited to CFDA Registrations of all Products) and all costs associated with gaining these approvals, except that Party B shall cooperate and lend any assistance necessary in order for Company to accomplish this responsibility.

(b)	A third party consultant acceptable to both Parties shall be appointed for regulatory compliance related to the Products manufactured by the Company.

(c)	The Company shall at all times comply with all applicable U.S. anti-corruption Laws including, without limitation, the Foreign Corrupt Practices Act, as if it were a U.S. person, all applicable PRC anti-corruption Laws, and all other applicable Law in the PRe.

Chapter Nine Board of

Directors

9.1	Establishment. The Board of the Company shall be established on the Establishment Date. The Board of Directors shall be the highest authority of the Company, and shall decide on all matters concerning the Company unless the Board of Directors otherwise authorizes or delegates the relevant decision-making power to a member of the Company’s management team. The Board shall set the annual forecasts of profits, capital expenditures or cash flows of the Company mutually agreeable to both Parties.

9.2	Size; Appointments.

(a) The Board of Directors shall consist of five (5) Directors, of whom Party A shall appoint three (3) Directors and Party B shall appoint two (2) Directors. Each Director shall serve a term of three (3) years, renewable upon reappointment. Each Party shall have the power to remove, reappoint and/or designate any successors to any director which it is entitled to appoint to the Board hereunder by written notice to the Company and the other Party.

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(b) The Chairman of the Board (the “Chairman”) shall be appointed alternately by Party A and Party B from among the Directors serving on the Board. If one Party appoints the Chairman, the other Party shall be entitled to appoint the Vice Chairman of the Board (the “Vice Chairman”) from among the Directors serving on the Board. For the first three (3)-year term of the Board commencing on Establishment Date, Party A shall designate one of the Directors appointed by Party A to be the Chairman, and Party B shall designate one of the Directors appointed by Party B to be the Vice Chairman. Thereafter, in each subsequent three (3)-year term of the Board, the power to designate the Chairman and the Vice Chairman shall, effective as of the relevant anniversary of the Establishment Date, alternate between Party A and Party B.

9.3	Duties of Chairman. The Chatman shall be the legal representative of the Company and shall exercise his authority within the limits prescribed by the Board. The Vice Chairman shall discharge the responsibilities of the Chairman when the Chairman for any reason is unable to perform his or her duties. lf the Vice Chairman is also unable to perform such duties, the Board shall authorize another Director to perform such duties.

9.4	Quorum. The quorum for all Board meetings shall be not less than three (3) Directors present throughout the meeting, one of whom has to be a Director appointed by Party B. However, if proper notice to convene a board meeting has been given and if any of the Directors fail to attend the meeting, and therefore a quorum is not present in accordance with the preceding sentence, such Board meeting shall be adjourned and reconvened at the same location and time on the seventh (7th) Business Day thereafter, or at such other time as IS designated by a majority of the Directors present immediately prior to such adjournment, and noticed to all Directors. No resolutions by the Board may be approved at any Board meeting unless notice of such meeting has been given to all Directors in accordance with the provisions of Section 9.5 or such notice has been waived by each Director that is not present at such meeting (it being agreed and understood that a Director’s presence at a meeting shall be automatically deemed a waiver of any such notice requirements by such Director unless such presence is for the sale purpose of objecting to the holding of the meeting and announced as such by such Director at the beginning of the meeting).

9.5	Board Meeting. Board meeting shall be called and presided over by the Chairman or a Director authorized by the Chairman. Regular meetings of the Board shall be convened at least twice each year and held alternatively in the PRC and the USA. Save as provided in Section 9.11 below with respect to the Director’s travel expenses, Party A shall bear all reasonable costs incurred for organizing the Board meeting in the PRC and Party B shall bear all reasonable costs Incurred for organizing the Board meeting in the USA. Special meetings of the Board shall be convened by the Chairman, Vice Chairman or a Director authorized by the Chairman at any time on a motion of any Director. Each Director (including the Chairman) shall have one vote In Board meetings. In the event that any deadlock occurs in the Board meeting, both Parties shall use their respective reasonable efforts to resolve such deadlock in accordance with the dispute resolution procedures set forth in Chapter Nineteen of this Contract Not less than fourteen (14) days’ notice (or such shorter period of notice in respect of any particular meeting as may be agreed by all the Directors) of each meeting of the Board specifying the date, place and time, of the meeting and the business to be transacted thereat shall be given to all Directors.

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9.6	Proxies. lf a Director is unable to attend a meeting of the Board, he may appoint a proxy in writing to be present and vote on his behalf A proxy may represent one or more Directors. If a Director neither attends the meeting nor appoints a proxy, he will be considered to have abstained from voting. A proxy shall have the same rights and powers as the Director who appointed him. A proxy’s presence at a Board meeting shall be deemed to be the presence at such meeting of the Director who appointed him.

9.7	Majority Vote Standard. Subject to Section 9.8, resolutions of any Board meeting shall be passed with the approval of more than half of the Directors present at the meeting.

9.8	Actions Requiring Unanimous Consent. Resolutions involving the following matters may only be adopted at a duly constituted and convened meeting of the Board upon the unanimous affirmative vote of each Director in attendance at the meeting, whether in person or by proxy:

(a)	amendment to this Contract and the Articles of Association of the Company;

(b)	termination or dissolution of the Company;

(c)	increase or reduction of the Company’s registered capital;

(d)	mortgage of the assets of the Company;

(e)	annual sales forecast, Financial Budget, Business Plan and staffing of the Company;

(f)	change in equity interests of the Parties,

(g)	selling price of Products in the Territory;

(h)	appointment of any sub-distributors or sub-licensees;

(i)	appoint of the Auditor; and

(j)	merger, division or change in the form of the organization of the Company.

9.9	Written Consent. A resolution circulated to all the Directors for the time being and signed by such number of the Directors as required to approve such resolution under Sections 9.7 or 9.8 as appropriate, shall be valid and effectual as if it had been a resolution passed at a meeting of the Board (i) duly convened and held and (ii) attended by all the Directors and may consist of several documents in the like form, each signed by one or more persons. For the purpose of this Section 9.9, a “resolution circulated” means a notice in English and Chinese to each Party setting forth a description of the matter being submitted for Board approval and copies of all reports, documents and other materials relevant for adequate and informed consideration of the matter. For the purpose of this Section 9.9, “in writing” and “signed” include approval by cable, e-mail, fax, telegram.

9.10	Conference Telephones. Any Director may participate at a meeting of the Board by conference telephone or by means of similar communication equipment whereby all persons participating in the meeting are able to hear each other, in which event such Director shall be deemed to be present at the meeting. A Director participating in a meeting in the manner aforesaid shall also be taken into account in ascertaining the presence of a quorum at the meeting.

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9.11	Remuneration. Each Director shall serve III such capacity without any remuneration, but all reasonable costs incurred by the Directors in the performance of their duties as members of the Board (such as transportation and accommodation costs) shall be borne or reimbursed by the Company, except that the Company shall bear and pay its Directors’ out-of-pocket expenses incurred in attending the Board meetings including the related travel expenses.

9.12	Indemnification. To the greatest extent permitted by applicable Law, the Parties shall cause the Company to indemnity each Director against all claims and liabilities incurred by such Director in his/her capacity as a Director of the Company; provided that any acts or omissions of such Director which give rise to such claims and liabilities do not constitute intentional misconduct, gross negligence or violations of criminal Law.

Chapter Ten

Business Management

10.1	Management Personnel. The Company shall establish an operations management structure, to be responsible for the Company’s day-to-day work of operations management. The management of the Company shall be undertaken by the following officers, subject to the supervision and direction of the Board and the other limitations set out herein:

(a)	a general manager (the “General Manager”), who will be responsible for the overall command and direction of the Company and the Business;

(b)	a chief financial officer (the “CFO”), who will responsible for the financial management of the Company, including the preparation and administration of budgets, cash management, accounting and tax matters, together with all administration and compliance functions, including the retention of legal counsel, and such other matters as the Board determines; and

(c)	such other officers as the Parties shall jointly agree upon.

Party A shall nominate the General Manager end Party B shall approve the nomination within three (3) months of Establishment Date. Parry A shall similarly be entitled to recommend the removal of the General Manager but such removal shall be subject to approval by Party B. The Parties shall discuss and approve the recruitment and appointment of the CFO at a subsequent date depending on the needs of the Company. In the absence of the CPO, the latter’s duties shall be borne by the General Manager.

Any vacancy of the abovementioned positions caused by the resignation, death or removal thereof shall be filled only by the joint concurrence of the Parties as evidenced by a formal unanimous approval by the Board.

Other management personnel shall be selected by the General Manager through open recruitment subject to the annual sales forecast, Financial Budget and staffing as approved by the Parties, Management personnel shall be employed pursuant to such terms as shall be set out in an employment contract entered into between each employee Company. The General Manager may in his or her discretion dismiss, at any time, any personnel other than the CFO.

10.2	Responsibilities.

(a)	The responsibilities of the General Manager shall be to implement the vancus resolutions of the Board and to organize and lead the day-to-day operations management work of the Company, as more fully provided in the Articles of Association.

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(b)	The responsibilities of the CFO shall be to implement and maintain financial controls and procedures to meet the reporting, taxation, financial and auditing requirements of the Company, as outlined in Chapter Twelve of this Contract.

10.3	Removal or Replacement.

(a)	In case of graft or serious dereliction of duty, or for any other reason, the General Manager, or the CFO may be removed and replaced at any time upon resolution of the Board.

(b)	If any officer is discharged or departs, a successor shall be nominated and appointed in the same manner as the original appointee.

10.4	Compensation and Benefits. The salaries and welfare and other benefits of both PRC and foreign management personnel of the Company shall be determined in accordance with the following principles:

(a)	Compensation including salaries, appropriate living allowances, and similar benefits for any member of the senior management staff nominated by either of the Parties will be set by the Board based on established standards of such member’s home country and established standards of the local business environment.

(b)	Other personnel shall receive salaries and welfare and other benefits from the Company commensurate with their expertise and experience in accordance with the established local standards and applicable Laws of the PRC.

10.5	Operational Rules. The Parties shall cause the Board to adopt and require the Company to adhere to a set of policies and procedures in all major operational areas, including, without limitation, sourcing, marketing, sales, human resources, environmental protection, health and safety, and matters relating to proper business practices, compliance with all applicable Law.

10.6	Business Plan. The Company shall operate 111 accordance with an annual sales forecast (including the overall sales volume plan) and business plan (the “Business Plan”) prepared by the General Manager and unanimously approved by the Board. The General Manager shall submit the initial Business Plan to the Board for its consideration as soon as practicable following the Establishment Date, and thereafter shall submit an annual revision of the Business Plan no later than the December 1 that precedes the calendar year for which the Business Plan has been prepared. The Board shall have the power and authority to approve the Business Plan as submitted or with any modifications or/and recommendations as it may deem appropriate.

Chapter Eleven Labor

Management

11.1	Employees. Employees of the Company (other than the General Manager, and CFO nominated and appointed by the Parties) shall be employed through open recruitment or pursuant to a Services Contract based on qualification, experience and competency. Employment plans and contracts covering the recruitment, qualifications, testing, employment, dismissal, resignation, wages, labor insurance, welfare benefits, bonuses, labor disciplines, retirement insurance and other matters concerning the employees of the Company shall be handled in full compliance with relevant Law of the PRC. All employees of the Company (including management personnel) shall be required, at the time they are hired, to agree in writing to comply with the operational rules of the Company described in Section 10.5.

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Chapter Twelve

Taxation, Finance, Insurance and Inspection

12.1	Taxation. The Company and the Parties shall pay taxes and customs duties in accordance with the Law of the PRC. The Parties shall seek to confirm the benefits for the Company, the Parties and all of their personnel of all of the applicable tax exemptions, reductions, privileges and preferences which are now or in the future become obtainable under the Law of the PRC and under any applicable treaties or international agreements to which the PRC may now be or may hereafter become a party.

12.2	Financial and Accounting System. The CFO shall formulate the Company’s internal accounting control system and financial accounting and reporting system (the “Financial and Accounting System”) and submit it to the Board [or approval. Such Financial and Accounting System shall be in accordance with the Law of the PRC, including the PRC Enterprise Accounting System, the particular circumstances of the Company and, to the extent permitted by the Law of the PRC, those methods and principles that are consistent with the generally accepted accounting principles of the U.S. (“US GAAP”). Changes in accounting procedures and practices may be implemented only upon approval by the Board.

12.3	Currency. The Company shall use the RMB as its accounting unit. The conversion of foreign currencies into RMB for accounting purposes shall be calculated according to the mean RMB-U.S. dollar exchange rate announced by the China Foreign Exchange Trading System (__________) (as published on the official website or the People’s Bank of China) for the relevant currency on the date of the relevant transaction, unless the Parties agree on and applicable Law permits the use of another exchange rate for such conversions.

12.4	Financial Budget. As soon as practicable after the Establishment Date, and thereafter prior to the beginning of each Fiscal Year, the CFO shall, in a manner consistent with the form and timing requirements of the Parties, prepare and submit to the Board an annual plan and budget for the ensuing Fiscal Year (the “Financial Budget”), including at a minimum a financial budget, a plan for capital investments and dispositions and borrowings, forecasts of price levels, sales, expenses, earnings and distributable profits, and such other items as are required [or production and business operations of the Company.

12.5	Auditing. The Company shall select and appoint as its auditor (the “Auditor”) an accounting firm registered in the PRC acceptable to the Board that shall be (i) a foreign invested accounting firm with good international reputation and (ii) capable of performing accounting work meeting both PRC domestic accounting standards and US GAAP.

12.6	Bank Accounts. The Company may open RMB bank accounts and foreign currency bank accounts in the PRC. The Company may also open foreign currency bank accounts outside of the PRC in accordance with relevant PRC foreign exchange Laws.

12.7	Insurance. The Company shall, at its own expense, at all times purchase and maintain from reputable insurance companies within the PRC full and adequate insurance of the Company against product liability, loss or damage by fire and such other risks as may be decided by the Board or are customarily insured against.

12.8	Inspection. The Company shall ensure that each Party and its authorized personnel (including, but not limited to, its internal auditors) shall be permitted, at such Party’s expense, to examine any property owned or used by the Company, the books of account and records of the Company and discuss the business, finances and accounts of the Company with the Directors, senior officers, employees, Auditor and legal counsel thereof, all at such reasonable times as such Party may request.

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12.9	Audit of Party A. Within two years following the Establishment Date, with at least thirty (30) days prior written notice, Party B shall have right, at its expense, to authorize a representative who shall be SUbject to reasonable confidentiality obligations to Party A, to audit Party A’s financial statements during the normal business hours.

Chapter Thirteen

Profit Distribution

13.1	Three Funds. The Company shall make allocations of after tax profits to a reserve fund, an enterprise expansion fund and a bonus and welfare fund for employees of the Company (collectively, the “Three Funds”), as determined by the Board in accordance with the business circumstances of the Company and applicable PRC Law. Any amounts to be contributed to such the Three Funds shall be set aside prior to distribution of after-tax profit.

13.2	Accumulated Losses and Profits. The Company may not distribute profits until the losses of the previous Fiscal Years have been made up. Undistributed profits from previous Fiscal Years may be distributed together with the profits of the current Fiscal Year as determined by the Board.

13.3	Profit Distribution. The profit distribution plan and the amount of profits to be distributed to each Party shall be determined by the Board within the first four (4) months following the close of each Fiscal Year after launching the first Product of the Company. The Company will adopt a profit distribution plan such that all after-tax profits (remaining after contributions are made to the Three Funds in accordance with Section 13.1 above) are distributed in accordance with the Parties’ respective interests in the Company, i.e. seventy-five percent (75%) to Party A and twenty -five percent (25%) to Party B.

Chapter Fourteen Term

14.1	Term. This Contract shall take effect from the Approval Date. The term of this Contract and the Company shall be ten (10) years from the Establishment Date unless otherwise provided under this Contract or earlier termination by the Parties pursuant to Sections 15.2 and 15.3.

14.2	Extension. Subject to the Law of the PRC and the approval by the Approval Authority, the term of this Contract and the Company specified in Section 14.1 above shall be extended automatically for further five (5) years unless written notice of termination is given by either Party before one hundred and eighty (180) days prior to the expiration of such term. If the Contract is extended, an application for extension shall be filed with the Approval Authority not later than one hundred and eighty (180) days prior to the expiration of such term.

Chapter Fifteen

Termination and Liquidation

15.1	Termination upon Expiration of Term. Except for extension of the term set forth under Section 14.2, this Contract shall automatically terminate upon expiration of the term specified under Section 14.1.

15.2	Termination by Mutual Agreement. The Parties may mutually agree in writing to terminate this Contract at any time.

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15.3	Early Termination. Either Party (except as otherwise provided below in this Section 15.3) shall have the right to terminate this Contract in accordance with the provisions of Section 15.4 for so long as any of the following events occurs and continues:

(a)	Either Party or its Affiliates breaches a material provision of this Contract, and such breach, if capable of being cured, is not cured within sixty (60) days after the date of written notification of such breach, in which event only the non-breaching Party has the right to terminate;

(b)	Either Party becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases to canyon business or becomes unable to pay its debts as they come due, in which event the other Party has the right to terminate;

(c)	Either Party becomes entitled to terminate this Contract under Section 17.1(c);

(d)	The expiration or termination of either the License and Distribution Agreement.; and

(e)	Either Party engages in any act of fraud or commits any crime which has resulted in a material effect on such Party’s capacity to perform this Contract.

15.4	Process. In the event a Party desires to terminate this Contract under Section 15.3 (the “Terminating Party”), the following process shall apply:

(a)	The Terminating Party shall provide written notice to the other Party indicating its desire to terminate this Contract and detailing the effected sub-section in Section 15.3;

(b)	The Parties (acting through their respective most senior officers) attempt to remove or cure the reason during a sixty (60)-day period following the notice; and

(c)	If unresolved by the end of the sixty (60)-day period, this Contract shall be terminated.

15.5	Change-of-Control Event of a Party. Upon the occurrence of a Change-of-Control Event of a Patty, there is no change to the status of the Company. However, the Party undergoing the Change-of-Control Event or its Acquirer shall have the right, but not the obligation, exercisable by written notice to the other Patty, to terminate this Contract in accordance with the following:

(a)	Before the Contract can be terminated, it shall first automatically be extended for two (2) additional years from the dale when the other Puny receives the written termination notice, or four (4) years if the written termination notice is received prior to the end of the third (3) anniversary of this Contract (“Transition Period”);

(b)	If the Change-of-Control Event occurs to Party B and the Acquirer of Party B intends to terminate this Contract, Party B shall make the following payments to Party A:

(1)	Upon the date Party A receives the termination notice, an upfront termination fee of three (3) times of the capital invested by Party A into the Company, including Registered Capital and Additional Capital invested by Party A to cover the operation cost of the Company up to the date of termination; and

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(2)	At the end of the Transition Period, four times of the revenue of the trailing twelve (12) months of the Company, less the upfront termination fee stipulated above, plus remaining unsold inventory still viable for sale.

(c)	If the Change-of-Control Event occurs to Party A and the Acquirer of Party A intends to terminate this Agreement, all sale and distribution rights of the Company shall returnto Party B immediately. Party A shall perform the following obligations:

(1)	Cause the Company to continue to supply the Products to Party B until the CFDA Registrations can be transferred within the Transition Period.

(2)	Cause the Company to transfer its Business to Party B, including customer lists, CFDA Registrations and the Company’s Intellectual Property, to the extent permitted by the Law of the PRC. Party A would be responsible for the staff costs during the transfer and Party B would be responsible for all out of pocket costs of such transfer.

15.6	Liquidation.

(a)	At the expiration of the term set forth under Section 14.1 (or any extension thereof) without renewal, or in the event that this Contract is terminated pursuant to Sections 15.1, 15.2, 15.3 15.4, or 15.5, the Board shall, within ten (10) days, appoint a liquidation committee (the “Liquidation Committee”) which shall have the power to represent the Company in all legal matters. The Liquidation Committee shall value and liquidate the Company’s assets in accordance with the applicable Law of the PRC and the principles set out herein.

(b)	The Liquidation Committee shall consist of four (4) members, of which two (2) members shall be appointed by Party A, and two (2) members shall be appointed by Party B. Decisions of the Liquidation Committee shall be made by majority vote. Members of the Liquidation Committee may, but need not be, directors or senior employees of the Company. Any Party may appoint professional advisors to the members of the Liquidation Committee and the Liquidation Committee may also appoint professional advisors to assist it.

(c)	The Liquidation Committee shall conduct a thorough examination of the Company’s assets and liabilities, on the basis of which it shall, in accordance with the relevant provisions of this Contract, develop a liquidation plan which, if approved by the Board, shall be executed under the Liquidation Committee’s supervision. The liquidation plan shall provide that the Parties will have a priority right, assuming equal price and other terms, over third parties to purchase any of the Company’s machinery, equipment and other facilities.

(d)	In developing and executing the liquidation plan, the Liquidation Committee shall use every effort to obtain the highest possible price for the Company’s assets.

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(e)	The technology and proprietary information which is licensed by Party B to the Company shall not be deemed an asset of the Company for purposes of liquidation proceedings, and may not be transferred.

(f)	The liquidation expenses, including remuneration of members and advisors to the Liquidation Committee, shall be paid out of the Company’s assets in priority to the claims of other creditors.

(g)	After the liquidation of the Company’s assets and the settlement of all of its outstanding debts, the remaining assets of the Company shall be paid to the Parties in proportion to their then respective equity ownership of the Company. The Parties agree that following the Establishment Date the ownership percentages of the equity interests in the Company held by Party A and Party B shall be deemed as seventy-five percent (75%) and twenty-five percent (25%) equity interest, respectively.

(h)	On completion of all liquidation procedures, the Liquidation Committee shall submit to the Approval Authority a final report approved by the Board and an independent accounting firm registered in the PRC to the Approval Authority, surrender the Business License to the Registration Authority and complete all other formalities for nullifying the Company’s accounting books and other documents at its own expenses but the originals thereof shall be left in the care of Party A, and Party B shall be entitled to retain copies thereof.

15.7	Effect of Termination. The termination of this Contract for any reason shall not release a Party from its liability to pay any sums of money accrued, due and payable to the other Party, or to discharge its then-accrued and unfulfilled obligations, including any obligation to the Company or to the other Parry in respect of breach of this Contract or any obligation otherwise stipulated in this Contract.

15.8	Further Obligations. The Parties hereby agree to cause their appointed Directors to act in such manner as to give effect to the provisions of this Chapter Fifteen.

Chapter Sixteen

Confidentiality and Non-Competition

16.1	Confidentiality

(a)	All technology, know-how, techniques, trade secrets, trade practices, methods, specifications, designs and other proprietary information disclosed by either Party to the Company under the terms of this Contract or otherwise, or developed by the Company, as well as the terms of this Contract and other confidential business and technical information (collectively, “Confidential Information”) shall be used by the Company and its personnel solely for the Company’s account and purposes. Each Party and the Company shall maintain the secrecy of all Confidential Information that may be disclosed or furnished to it by the Company or the other Party, and it shall not disclose or reveal any such Confidential Information to any third party absent explicit written authorization from the Board or the relevant Party, as the case may be.

(b)	Confidential Information obtained by a Party that is restricted hereunder may be disclosed by that Party only to its designated employees whose duties require such disclosure for the implementation of this Contract. In that event, the receiving Party shall take all reasonable precautions, Including the conclusion of confidentiality contracts with each such employee, to prevent such employees from using Confidential Information for their personal benefit and to prevent any unauthorized disclosure of such Confidential Information to any third party.

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(c)	Notwithstanding the foregoing, the Parties and the Company may with prior written approval of the Party who disclosed the Confidential Information reveal Confidential Information to government personnel to the extent necessary to obtain any required governmental approval, and to outside lawyers, accountants and consultants to the extent necessary for them to provide their professional assistance, provided that Confidential Information so revealed in written form is marked confidential and that such government personnel and outside individuals shall be requested to undertake to respect the confidentiality provisions of this Contract.

16.2	Non Competition Each Party agrees that during the period when it holds, directly or indirectly, any interest in the Company, it shall not, and shall not cause its Affiliates not to engage or participate in the ownership, management, control or financing of, or be employed by, or consult for or otherwise render services to, any Person that competes in any place in the Territory with the Company or any Affiliate of the Company in activities identical or substantially identical with the Business conducted or continued by the Company or any Affiliate of the Company, without the prior written consent of the other Party.

Chapter Seventeen

Force Majeure

17.1	Force Majeure

(a)	When the obligations of a Party under this Contract cannot be performed in full or in part according to the agreed terms as a direct result of an event that is unforeseeable and the occurrence and consequences of which cannot be prevented or avoided, such as earthquake, typhoon, flood, fire and other natural disasters, war, insurrection and similar military actions, civil unrest and strikes, slowdowns and other labor actions (a “Force Majeure Event”), the liability of the Party that encounters such Force Majeure Event (the “Hindered Party”) shall be released in full or in part in light of the impact of the event upon this Contact, if all of the following conditions are met:

(1)	The Force Majeure Event was the direct cause of the stoppage, impediment or delay encountered by the Hindered Party in performing its obligations under this Contract;

(2)	The Hindered Party used its best efforts to perform its obligations under this Contract and to reduce the losses to the other Party or to the Company arising from the Force Majeure Event; and

(3)	At the time of the occurrence of the Force Majeure Event, the Hindered Party immediately informed the other Party, providing written information on such event within fifteen (15) days of its occurrence, including a statement of the reasons for the delay in implementing or partially implementing this Contract.

(b)	If a Force Majeure Event shall occur, the Parties shall decide whether this Contract should be amended in light of the impact of the event upon the implementation hereof, and whether the Hindered Party should be partially or fully freed from its obligations hereunder.

(c)	If a Force Majeure Event lasts for more than sixty (60) days, either Party shall be entitled to terminate this Contract in accordance with Sections 15.3 to 15.4.

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Chapter Eighteen

Governing Law

18.1	Governing Law. The formation, validity, interpretation, execution, amendment and termination of and settlement of Disputes under this Contract shall all be governed by the Law of the PRC. When the Law of the PRC do not cover a certain matter, international legal principles and practices shall apply.

Chapter Nineteen

Dispute Resolution

19.1	Resolution of Disputes

(a)	Notwithstanding Section 18.1, any dispute, controversy or claim arising out of or relating to this Contract, or the interpretation, breach, termination or validity hereof (a “Dispute”)”, shall be resolved through friendly consultation. Such consultation shall begin immediately after one Party has delivered to the other Party a written request for such consultation. If within thirty (30) days following the date on which such notice is given the Dispute cannot be resolved, the Dispute shall be submitted to arbitration upon the request of either Party with notice to the other Party.

The arbitration shall be conducted m Hong Kong under the auspices of the HKIAe. There shall be three arbitrators. Each Party shall select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Secretary General of the HKJAC shall select the third arbitrator. If a Party does not appoint an arbitrator who has consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the Secretary General of the HKlAC.

(b)	The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 19.1, including the provisions concerning the appointment of arbitrators, the provisions of this Section 19.1 shall prevail.

(c)	Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

(d)	The award of the arbitration tribunal shall be final and binding upon the disputing Parties, and either Party may apply to a court of competent jurisdiction for enforcement of such award.

(e)	Either Party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the final decision or award of the arbitrators.

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19.2	Other Matters Unaffected During the period when a Dispute is being resolved, except for the matter being disputed, the Parties shall in all other respects continue their implementation of this Contract.

Chapter Twenty

Liabilities for Breach of Contract

20.1	Breach of Contract. Subject to the provisions of Chapter Seventeen, a Party shall be in breach of this Contract if it fails fully to perform, or unlawfully suspends its performance of, its obligations under this Contract, and if it does not correct such failure within thirty (30) days from receipt of notice thereof from the other Party or the Company.

20.2	Damages

(a)	If the Company suffers any cost, liability or loss, including but not limited to lost profits, as a result of a breach of this Contract by either Party, the Party in breach shall indemnify and hold the Company harmless in respect of any such cost, liability or loss, Including, but not limited to, interest paid or lost as a result thereof and reasonable attorney’s fees and expenses.

(b)	If a non-breaching Party suffers any cost, liability or loss directly as a result of a breach of this Contract, the Party in breach shall indemnify and hold such non-breaching Party harmless in respect of any such cost, liability or loss incurred by such non-breaching Party, including, but not limited to, interest paid or lost as a result thereof and reasonable attorney’s fees and expenses.

20.3	Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ITS AGENTS, OFFICERS, OR EMPLOYEES, BE LIABLE FOR ANY SPECIAL DAMAGES, INCIDENTAL DAMAGES, INDIRECT DAMAGES, CONSEQUENTIAL DAMAGES, OR EXEMPLARY DAMAGES WHATSOEVER (INCLUDING DAMAGES FOR LOSS OF PROFITS, BUSINESS INTERRUPTION, LOSS OF INFORMATION), HOWEVER CAUSED, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE OTHER PARTY IN ADVANCE; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO AND SHALL NOT BE CONSTRUED TO PRECLUDE RECOVERY FROM AN INDEMNIFYING PARTY BY AN INDEMNIFIED PARTY IN RESPECT OF ANY OF SUCH LOSSES DIRECTLY INCURRED FROM THIRD PARTY CLAIMS.

Chapter Twenty-One

Miscellaneous

21.1	Survival. The agreements of the Parties contained in Sections 2, Chapter Fifteen, Chapter Sixteen, Chapter Seventeen, Chapter Eighteen, Chapter Nineteen, Chapter Twenty and Chapter Twenty-One shall continue to survive after the expiration or termination of this Contract and the dissolution of the Company.

21.2	Notices. Notices or other communications required to be given by either Party or the Company pursuant to this Contract shall be written in English and Chinese and sent in letter form or by facsimile to the address of the other Party set forth below or to such other address as may from time to time be designated by the other Patty through notification to such Party, and to the Company at its legal address as in effect from time to time. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

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(a)	Notices given by personal delivery shall be deemed effectively given on the date of personal delivery,

(b)	Notices given in letter form shall be deemed effectively given on the seventh day after the date mailed (as indicated by the postmark) by registered airmail, postage prepaid, or the third day after delivery to an internationally recognized courier service;

(c)	Notices given by facsimile shall be deemed effectively given upon receipt by the sender of a confirmed transmittal receipt.

Party A:	Ginger Capital Investment Holding, Ltd.

Attention: Rita Jiang
Fax Number: +1-646-691-5047

Party B:	Bionik Laboratories Corp	.
483 Bay Street, Office N105
Toronto, ON M5G 2C9
Canada

Attention: Peter Bloch
Phone: (416) 640-7887

21.3	Entire Agreement This Contract and its appendices hereto constitute the complete and only agreement between the Parties on the subject matter of this Contract and replaces all previous oral or written agreements, contracts, understandings and communications of the Parties in respect of the subject matter of This Contract. In the event of any inconsistency between the terms and provisions of this Contract and the terms and provisions of the Articles of Association, the terms and provisions of this Contract shall prevail.

21.4	No Implied Waivers. A Party that in a particular situation waives its rights in respect of a breach of contract by the other Party shall not be deemed to have waived its rights against the other Party for a similar breach of contract in other situations.

21.5	Severance. If any provision of this Contract or part thereof is rendered void, illegal or unenforceable in any respect under any Law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

21.6	Amendments. Amendments to this Contract must be made by a written agreement signed by each of the Parties in both Chinese and English texts, each of which shall have equal validity and legal effect, and shall be submitted to the original Approval Authority (or its successor) for approval before they can become effective.

21.7	No Assignment. This Contract shall be binding upon and shall be enforceable by each Party hereto and its respective successors and assigns including the Acquirer. No Party may assign any of its rights or obligations hereunder to any person or Party without the prior written approval of the other Party.

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21.8	Language. This Contract and its exhibit are written in Chinese and English in five counterparts in each language. Each Party shall retain one counterpart in each language and one counterpart in each language shall be submitted to the Approval Authority for approval. Any remaining counterparts shall be retained by the Company for use as necessary. Both language versions shall have the same validity and legal effect.

21.9	Counterparts. This Contract and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise therein provided) when one or more counterparts have been signed by each party and delivered to the other parties.

[The remainder of this page is intentionally left blank.]

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IN WITNESS HEREOF, both Parties hereby cause this Contract to be executed by their duly authorized representatives on May 17th, 2017.

Party A:

GINGER CAPITAL INVESTMENT HOLDING, LTD.

By:	/s/ Rongrong Jiang
Name:	Rongrong Jiang
Capacity:	Legal Representative

Party B:

BIONIK LABORATORIES CORP.

By:	/s/ Peter Bloch
Name:	Peter Bloch
Capacity:	CEO

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Schedule I

Products

1.       InMotion Arm

2.       InMotion Arm/Hand

3.       InMotion Wrist

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Schedule II

Party A’s Contribution Schedule

Payment Date	Amount of Parry A’s Contribution for Each Instalment (US$)
Within 30 days after	US$290,OOO.OO
Establishment Date
Within 12 months after	US$435,OOO.OO
Establishment Date
Within 60 months after	US$725,OOO.OO
Establishment Date

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Schedule III

BIONIK IP

1. US201 50025423, EP3021796A4, EP3021796AI, WO/2015/006853AI

2. US20140276261, WO/2014/13887IAI,

3. US20140276263

4  US20140276265, WO/2014/138872AI

5. US20140276264, 9421143

6. US20150359697, 7618381

7. US7556606, US8608674

8. US8613691

9  InMotion ARM™

10.InMotion WRIST™

11.InMotion Hand™

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EXHIBIT A & B

FORMS OF LICENSE AND DISTRIBUTION AGREEMENTS

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